EXHIBIT 5.1

SPRINGS LAW FIRM PLLC

7437 Willesden Lane
Charlotte, North Carolina  28277

TELEPHONE: (704) 241-9995
FACSIMILE: (704) 708-4101
www.springslawfirm.com

January 3, 2011	VENUS SPRINGS, MEMBER
springslawfirm@gmail.com

ZEONS Global, Inc.
2961 W. MacArthur Blvd., Ste. 131
Santa Ana, CA 92704

Ladies and Gentlemen:

You have requested our opinion, in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by ZEONS Global, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 1,000,000 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion.  It is our opinion that the shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SPRINGS LAW FIRM PLLC

By:	/s/ Venus Y. Springs
SPRINGS LAW FIRM PLLC

Springs Law Firm PLLC• 1-704-241-9995  • www.springslawfirm@gmail.com